Exhibit 11

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Wireless One, Inc.
Earnings Per Share Computation Information

                        Three Months Ended               Six Months Ended
                             June 30,                        June 30,
                        1997          1996             1997            1996
                        ----          ----             ----            ----

Net Loss            (20,690,655)   (6,697,058)     (39,594,938)    (12,776,890)

  Weighted Average
    Common Shares
    Outstanding      16,946,697    13,498,752       16,946,697      13,498,752

Net loss per common
  share                   (1.22)        (0.50)          (2.34)           (0.95)
                     ===========   ===========     ===========      ===========

The above earnings per share (EPS) calculations are submitted in accordance with APB Opinion No. 15. An EPS calculation in accordance with Regulation S-K item 601 (b) (11) is not shown above because it produces an antidilutive result. The following information is disclosed for purposes of calculating the antidilutive EPS.

Weighted Average
  Common Shares
  Outstanding         16,946,697    13,498,752       16,946,697      13,498,752

Shares Issuable
  upon Exercise of
  Options and
  Warrants                     -       611,089                -         656,628
                      ----------    ----------       ----------      ----------
Weighted Average
  Shares
  Outstanding         16,946,697    14,109,841       16,946,697      14,155,380

Net loss per
  Common Share            (1.22)        (0.47)           (2.34)          (0.90)
                      ==========    ==========       ==========      ==========

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